UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

July 13, 2016

(Date of Report)

June 28, 2016

(Date of Earliest Reported Event)

  AMERICATOWNE Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55206	46-5488722
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

4700 Homewood Court, Suite 100; Raleigh, NC 27609

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(888) 406 2713

(ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 Entry into a Material Definitive Agreement

Modular Construction & Technology Services Agreement

On June 28, 2016, AmericaTowne, Inc., a Delaware corporation (the “Company”) entered into a Modular Construction & Technology Services Agreement (the “Services Agreement”) with its majority-owned subsidiary and related party, ATI Modular Technology Corp., a Nevada corporation (“ATI”). As set forth in prior disclosures, the Company had purchased the majority and controlling interest in Global Recycle Energy, Inc. (“GREI”) on June 6, 2016. On June 27, 2016, following consents in lieu of shareholder meeting and in lieu of a meeting of the Board of Directors, GREI amended its articles of incorporation with the State of Nevada changing the name of the company to “ATI Modular Technology Corp.”

The Company has represented to ATI and ATI has confirmed that the Company is in negotiations with the Shexian County Bureau under a proposed and pending Cooperative Agreement whereby the Company and the Shexian County Bureau are pursuing a partnership in furthering the development of an AmericaTowne Community in the Hanwang mountains, Shexian, China. In addition, the Company, at the invitation of the Xiamen Longyan City Chamber of Commerce, Xiamen/Longyan China and the Xiamen City Growth Planning Agency plan to pursue the development of an AmericaTowne Community and an International School in Longyan County China. In consideration for the Company having an exclusive agreement with ATI Modular in providing the research, development and technology required to construct buildings using modular technology, the parties agreed to the terms and conditions of the Services Agreement.

The Company has agreed to pay ATI Modular a quarterly fee of $125,000 per quarter. The initial fee is due upon signing the Services Agreement, and starting on July 1, 2016, all subsequent quarterly fees are due no later than second month of each calendar quarter.

Master Joint Venture and Operational Agreement – Nationwide Microfinance Limited

On July 5, 2016, the Company entered into a Master Joint Venture and Operational Agreement (the “Joint Venture Agreement”) with Nationwide Microfinance Limited, a Ghanaian corporation (“Nationwide”). Under the terms of the Joint Venture Agreement, the parties agreed combine efforts, resources and established relationship in furthering the operational and financial development of a Savings and Loan company operating under the laws of Ghana, and potentially related services, in the United States and Ghana through a publicly reporting and trading entity in the United States. Nationwide has represented that it currently operates a Tier 2 microfinance company providing retail and commercial financial products and services in Ghana pursuant to a valid license in good standing issued by the Ghana Banking Authority.

The intent, at this time, is that the Company will be issued 51% of the voting shares in the joint venture entity; however, as set forth in more detail in the Joint Venture Agreement, the Company will not be involved in financing, insurance, securities or other investment company or banking matters. Rather, a subcommittee to the Board of Directors called the “Ghana Committee” will operate under the sole direction of the Accountable Manager of Nationwide, and will be responsible for the day-to-day operations in Ghana, and the operational recommendations to the Board of Directors, and to the Operations and Ethics Committee (another subcommittee as set forth in the Joint Venture Agreement) related to any and all aspects of Nationwide’s financial services business, including but not limited to, (i) final decisions concerning day-to-day operations of the savings and loans programs, (ii) determination of personnel employed in support of savings and loan service operations including the managing director, human resources, customers, operations, sales and marketing, quality assurance, and accounting and payroll, and (iii) any other commercially necessary and reasonable services benefiting Nationwide and the joint venture business combination entity. The Ghana Committee will report directly to the Board of Directors, and the officers of the joint venture business combination entity shall implement the directives of the Ghana Committee.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On July 10, 2016, the Company entered into an Employment, Lock-Up and Options Agreement with Ying Cheng (“Cheng”) to serve as its Managing Director for Business Development in China (the “Employment Agreement”). The Employment Agreement has a three-month temporary period of employment, which can be extended for another three-month period (the “Trial Period”). Following the Trial Period, Cheng’s initial term of employment is for three years with the Company holding an option for successive yearly terms. Upon successfully completing the Trial Period, Cheng will be issued 40,000 shares of restricted common stock in the Company subject to restrictions against transfer and lock-up periods set forth in the Employment Agreement.

Upon successful completion of the Trial Period and after the first anniversary of the Initial Term, Cheng shall have the right, but not the obligation, to purchase up to 100,000 shares of restricted common stock at $0.50 per share of the Company for each successive year of the Initial Term or Renewal Term for up to five years. The shares purchased under this option shall be considered subject to all rights and restrictions set forth in the Compensation Schedule attached to the Employment Agreement.

ITEM 9.01 EXHIBITS

(d) Exhibits

Exhibit	Description
10.1	Modular Construction & Technology Services Agreement with Compensation Schedule dated June 28, 2016
10.2	Master Joint Venture and Operational Agreement dated July 11, 2016
10.3	Employment, Lock-Up and Options Agreement dated July 10, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICATOWNE, INC. By: /s/ Alton Perkins Alton Perkins Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary Dated: July 13, 2016

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